EXHIBIT D

                     PUT OPTION AGREEMENT


     This Put Option Agreement (this "Agreement") is entered into this 8th day of August, 1994, by and between Minorco (U.S.A.)
Inc., a Colorado corporation (the "Purchaser"), and Terra
Industries Inc., a Maryland corporation (the "Company").

     1. Grant of Option. For the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including without limitation the benefit to the Purchaser of the Acquisition (defined below), the Purchaser hereby grants to the Company the right to sell to the Purchaser and cause the Purchaser to purchase up to 13,333,333 common shares of the Company without par value ("Common Stock"), on and subject to the terms and conditions contained herein (such right being referred to herein as the "Option").

     2.  Exercise of Option.

         (a)   Exercise Price.  The exercise price shall be U.S.
$7.50 per share of Common Stock (the "Exercise Price").

         (b)   Exercise Period.  The Company may exercise the
Option, in whole or in part, at any time after the date hereof to and including October 31, 1994 (the "Exercise Period").

         (c) Exercise Notice. (i) The Option shall be exercised by the delivery by the Company of written notice (the "Exercise Notice") of exercise specifying the number of shares of Common Stock as to which the Option is being exercised, the bank account to which the Exercise Price is to be delivered and the time and place of the Option Closing (defined below).
Once given, the Exercise Notice shall be irrevocable.

         (ii) The Exercise Notice shall be delivered to the Purchaser at least three business days (being days, other than Saturdays, Sundays and legal holidays, on which banks are open for business in New York, New York and London, England) prior to the Option Closing.

         (d) Closing. (i) The closing of the exercise of the Option (the "Option Closing") shall take place at the same time and in the same place, and shall be conditioned upon, the closing (the "Acquisition Closing") of the acquisition by the Company of Agricultural Minerals and Chemicals Inc. (the "Acquisition").

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         (ii)  If the Acquisition Closing does not occur on or
before October 31, 1994 (the "Acquisition Closing Deadline"), other than by virtue of the breach of this Agreement by the Purchaser, this Agreement and all of the rights and obligations of the parties hereunder shall be terminated, regardless of whether an Exercise Notice shall have been delivered; provided, however, that the Acquisition Closing Deadline may be extended (but not beyond November 30, 1994) by the Company to the extent that, in the opinion of the Special Committee appointed
July 20, 1994 (the "Special Committee") by the Board of Directors of the Company, the Acquisition Closing shall have been delayed by (1) regulatory requirements including, without limitation, review of the Acquisition by antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act and review by the Securities and Exchange Commission of the Company's proxy statement relating to the Acquisition and the issuance of Common Stock to the Purchaser hereunder or (2) litigation relating to the Acquisition or the financing thereof.

         (iii) At the time of the Option Closing, the Purchaser shall deliver by wire transfer to the bank account specified by the Company in the Exercise Notice an amount in New York Clearinghouse funds equal to the number of shares of Common Stock purchased in the exercise multiplied by the Exercise
Price and the Company shall deliver the certificates for such shares to the Purchaser, together with a legal opinion to the effects specified in paragraph (e) below.

         (e) Valid Issuance, etc. The Company hereby represents and warrants to the Purchaser that each share of Common Stock issued upon exercise of the Option will, upon payment of the Exercise Price therefor, be validly issued, fully paid and nonassessable and free from all liens and charges with respect to issuance thereof and shall be listed for trading on the New York Stock Exchange.

         (f) Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights of the parties, the Exercise Price and the number of shares of Common Stock which may be sold upon exercise of the Option shall be equitably adjusted in accordance with the joint instructions of the Special Committee and the Purchaser in the event of any stock split, stock dividend, combination of shares or other change in the equity capital of the Company which would affect such rights.

     3. Representations of The Purchaser. The Purchaser hereby represents and warrants to the Company that:

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         (a)   Due Authorization, etc.  This agreement has been
duly authorized, executed and delivered by the Purchaser and the execution, delivery and performance of this Agreement does not and will not violate or conflict with the governing corporate documents of the Purchaser or any agreement, indenture or other instrument or law, regulation, order, decree or judgment applicable to the Purchaser or by which its properties are bound.

         (b) Reliance by Company for Acquisition. The Purchaser recognizes that, in reliance on this Agreement and the Option, the Company is entering into a Merger Agreement pursuant to which the Company will be obligated to consummate the Acquisition without any right to avoid its obligation to consummate the Acquisition if the Purchaser were to fail to perform its obligations hereunder. The Purchaser understands that the Company is under no obligation to exercise the Option, even if the Acquisition is consummated.

         (c) No Registration, etc. The Purchaser understands that (i) the Common Stock which may be issued hereunder has not been registered under the United States Securities Act of 1933 or under any other securities laws, (ii) such Common Stock may not be resold by the Purchaser in the United States or to any citizen thereof without registration or an applicable exemption therefrom, (iii) the Company is under no obligation to cause such registration to be made, (iv) the Company may require an opinion of counsel satisfactory to it as to compliance with applicable securities laws as a condition to any transfer by the Purchaser (other than to its affiliates) of such Common Stock, and (v) the certificates for such Common Stock may bear legends with respect to the foregoing.

     4.  Representation and Covenant of the Company.

         (a) The Company hereby represents and warrants to the Purchaser that this Agreement has been duly authorized, executed and delivered by the Company and the execution delivery and performance of this Agreement does not and will not violate or conflict with the governing corporate documents of the Company or any agreement, indenture or other instrument or law, regulation, order, decree or judgment applicable to the Company or by which its properties are bound.

         (b) If the Company does not exercise the Option, it will not sell Common Stock for purposes of financing the Acquisition to anyone other than the Purchaser at a price which would result in net proceeds to the Company of less than $7.50 per share.

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     5.  General Provisions.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws (excluding principles of conflicts of laws) of the State of New York, United
States of America.

         (b) Notices. All notices given under or with respect to this Agreement shall be in writing and shall be deemed to have been effectively given when actually delivered to the addressee or, if delivered by facsimile, at 5:00 p.m. in the place of receipt on the next business day following receipt by the sender of confirmation of receipt at the addressee's premises. All notices shall be sent to the following addresses or such other addresses of which proper notice is given.

                              The Purchaser:

                              Minorco (U.S.A.) Inc.
                              Ben L. Keisler, Esquire
                              One DTC
                              5251 DTC Parkway, Suite 700
                              Englewood, Colorado  80111
                              303/889-0707

                              The Company:

                              Terra Industries Inc.
                              Attention:  George H. Valentine,
                                          Esquire
                              Terra Centre
                              600 Fourth Street
                              Sioux City, Iowa, USA  51101
                              712/279-8719

         (c) Amendment and Waiver. This Agreement may only be amended and the provisions thereof may only be waived by a written instrument executed by the party or parties to be bound.

         (d) Assignment. Neither party may assign its rights or obligations hereunder without the written consent of the other party. Notwithstanding the foregoing, Purchaser may assign its rights and responsibilities hereunder to Inkerman Investments Limited, a British Virgin Island corporation, which is the sole shareholder of the Purchaser, without the consent of the Company, provided, that such assignment shall not relieve Purchaser of its obligation to pay the aggregate Exercise Price pursuant to
Section 2(d)(iii) hereof at the Option Closing.

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         IN WITNESS WHEREOF, the parties have executed this
instrument under their respective seals as of the date first written above.

                         MINORCO (U.S.A.) INC.

(Seal)

                         By:  s/Ben L. Keisler
                         Its: Vice President, General Counsel
                               and Secretary



                         TERRA INDUSTRIES INC.

(Seal)

                         By:  s/B. M. Joyce
                              Its: President and
                               Chief Executive Officer


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